UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

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DIRTT ENVIRONMENTAL SOLUTIONS LTD.

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Investor Deck

Advisories CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS Certain statements contained in this presentation (this “presentation”) are “forward-looking statements” within the meaning of “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934 and “forward-looking information” within the meaning of applicable Canadian securities laws. All statements, other than statements of historical fact included in this presentation, regarding without limitation our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this presentation, the words “anticipate,” “believe,” “expect,” “estimate,” “intend,” “plan,” “project,” “outlook,” “may,” “will,” “should,” “would,” “could,” “can,” the negatives thereof, variations thereon and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Forward-looking statements necessarily involve unknown risks and uncertainties, which could cause actual results or outcomes to differ materially from those expressed or implied in such statements. Due to the risks, uncertainties and assumptions inherent in forward-looking information, you should not place undue reliance on forward-looking statements. Factors that could have a material adverse effect on our business, financial condition, results of operations and growth prospects include, but are not limited to: the severity and duration of the coronavirus (“COVID-19”) pandemic and related economic repercussions; global economic, political and social conditions and financial markets; competition in the interior construction industry; our reliance on our network of distribution partners for sales, marketing and installation of our solutions; our ability to implement our strategic plans and to maintain and manage growth effectively; our ability to introduce new designs, solutions and technology and gain client and market acceptance; product liability, product defects and warranty claims brought against us; defects in our designing and manufacturing software; infringement on our patents and other intellectual property; cyber-attacks and other security breaches of our information and technology systems; material fluctuations of commodity prices, including raw materials; shortages of supplies of certain key components and materials; our exposure to currency exchange rate, tax rate and other fluctuations that result from general economic conditions and changes in laws; legal and regulatory proceedings brought against us; the availability of capital or financing on acceptable terms, which may impair our ability to make investments in the business; and other risks described under the section titled “Risk Factors” in our Form 10-K for the year ended December 31, 2021, filed with the U.S. Securities and Exchange Commission (the “SEC”) and applicable securities commissions or similar regulatory authorities in Canada. Our past results of operations are not necessarily indicative of our future results. You should not rely on any forward-looking statements, which represent our beliefs, assumptions and estimates only as of the dates on which they were made, as predictions of future events. We undertake no obligation to update these forward-looking statements, even though circumstances may change in the future, except as required under applicable securities laws. We qualify all of our forward-looking statements by these cautionary statements. Currency and Presentation of Financial Information Unless otherwise indicated, all financial information relating to the Company in this Presentation has been prepared in U.S. dollars using accounting principles generally accepted in the United States (“GAAP ) and the rules and regulations of the SEC. Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). These GAAP financial statements include non-cash charges and other charges and benefits that we believe are unusual or infrequent in nature or that we believe may make comparisons to our prior or future performance difficult. -2-

Advisories As a result, we also provide financial information that is not prepared in accordance with GAAP and should not be considered as an alternative to the information prepared in accordance with GAAP. Management uses these non-GAAP financial measures in its review and evaluation of the financial performance of the Company. We believe that these non-GAAP financial measures also provide additional insight to investors and securities analysts as supplemental information to our GAAP results and as a basis to compare our financial performance from period to period and to compare our financial performance with that of other companies. We believe that these non-GAAP financial measures facilitate comparisons of our core operating results from period to period and to other companies by removing the effects of our capital structure (net interest income on cash deposits, interest expense on outstanding debt and debt facilities, or foreign exchange movements), asset base (depreciation and amortization), tax consequences and stock-based compensation. In addition, management bases certain forward-looking estimates and budgets on non-GAAP financial measures, primarily Adjusted EBITDA. Government subsidies, depreciation and amortization, stock-based compensation and impairment expenses are excluded from our non-GAAP financial measures because management considers them to be outside of the Company’s core operating results, even though some of those expenses may recur, and because management believes that each of these items can distort the trends associated with the Company’s ongoing performance. We remove the impact of all foreign exchange from Adjusted EBITDA. Foreign exchange gains and losses can vary significantly period-on-period due to the impact of changes in the U.S. and Canadian dollar exchange rates on foreign currency denominated monetary items on the balance sheet and are not reflective of the underlying operations of the Company. Additionally, in Q1 2020, and Q1 2021 we have excluded from Adjusted Gross Profit costs associated with under-utilized capacity. Fixed production overheads are allocated to inventory on the basis of normal capacity of the production facilities. In certain periods where production levels are abnormally low, unallocated overheads are recognized as an expense in the period in which they are incurred. We believe that excluding these amounts provides investors and management with greater visibility to the underlying performance of the business operations, enhances consistency and comparativeness with results in prior periods that do not, or future periods that may not, include such items, and facilitates comparison with the results of other companies in our industry. IMPORTANT ADDITIONAL INFORMATION REGARDING PROXY SOLICITATION DIRTT has filed a definitive proxy statement (the “Definitive Proxy Statement”) with the SEC in connection with the solicitation of proxies for the Meeting. DIRTT, its directors and certain of its executive officers are participants in the solicitation of proxies from shareholders in respect of the Meeting. Information regarding the names of DIRTT’s directors and executive officers and their respective interests in DIRTT by security holdings or otherwise is set forth in DIRTT’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as filed with the SEC on February 25, 2022, and the Definitive Proxy Statement, as filed with the SEC on March 24, 2022. To the extent holdings of such participants in DIRTT’s securities are not reported, or have changed since the amounts described, in the Definitive Proxy Statement, such changes have been reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Details concerning the nominees of DIRTT’s Board for election at the Meeting are included in the Definitive Proxy Statement and accompanying BLUE proxy card. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT, ACCOMPANYING BLUE PROXY CARD AND ANY SUPPLEMENTS THERETO BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and shareholders can obtain a copy of the Definitive Proxy Statement and other relevant documents filed by DIRTT free of charge from the SEC’s website, www.sec.gov. DIRTT’s shareholders can also obtain, without charge, a copy of the Definitive Proxy Statement and other relevant filed documents by directing a request by mail to DIRTT Environmental Solutions Ltd., 7303 30th Street S.E., Calgary, Alberta, Canada T2C 1N6 or at ir@dirtt.com or from the investor relations section of DIRTT’s website, www.dirtt.com/investors. -3-

Background Unlike typical proxy contests, this is one is unique: It is the Board that is seeking change and the activist 22NW, led by Mr. Aron English, that has stated an intent to “stay the course” and keep the status quo, which through our pandemic experience, we have learned needs adjustment. Over the past two years, DIRTT has faced a number of challenges, including an unexpected and prolonged worldwide pandemic, which ultimately led to a decline in share price and affected liquidity. The Board accepts that many shareholders have not been pleased with performance and is actively working to move the Company forward. The good news is our early efforts have created momentum and are delivering immediate results. These were changes implemented due to shareholder feedback. We’re committed to change and progress and are making it happen. Every step in this process by the Board of DIRTT has been guided by our commitment to the best interests of the Company and its shareholders and the exercise of our fiduciary duties. -4-

Executive Summary • DIRTT’s Board is committed to executing its plan to create long-term value in the face of a costly and distracting proxy fight. • DIRTT is delivering critical changes to accelerate growth and profitability, driven by feedback from partners, management and shareholders. The feedback from shareholders has been very strong. The only impediment to these changes has been 22NW and its support for the status quo. • Nearly five months after their requisition, 22NW has failed to provide a detailed business plan. Their “plan” is to have a plan. This lack of focus and vision will only stall DIRTT’s efforts during this opportune time as the world emerges from the pandemic. The few usable suggestions from 22NW are already in progress, under the oversight of the refreshed Board. • 22NW’s previously announced support of 50.4% is non-binding. Based on our discussions with shareholders, including some 22NW claimed to be included in that support, they acknowledge the non-binding nature of that support – with one key shareholder confirming that such support was highly contingent. Based on these conversations between shareholders and Board representatives, and as shareholders have learned more about the background of this unnecessary proxy fight, the Board does not believe that a majority of its shareholders will support a wholesale change of the Board. ü The Company’s Board has an average tenure of only three years ü Continuity and historical knowledge provided by Todd and Denise is critical to the path forward û The Activist’s nominees are inexperienced and unqualified, and have no articulated plan for the Company -5-

Executive Summary • As a whole, 22NW’s predominantly male slate is unqualified to lead DIRTT and would reverse the progress made. • DIRTT has consistently engaged with its shareholders, including 22NW. The Company had several meetings with Mr. English regarding his Board candidacy prior to his unfortunate launch of his proxy fight, and informed him on November 5 and 12, 2021, that his candidacy would be considered in February 2022 as part of its normal course of review and director selection process. Following the requisition, the Board again offered to speak with 22NW, reaching out on three separate occasions, including dates and times to meet. 22NW refused every offer. • While DIRTT already has an exceptionally strong, diverse and refreshed Board, in the best interests of shareholders and to stop this distracting proxy fight, we have publicly stated that we are prepared to consider increasing the size of the Board to eight members and to include Mr. English and another nominee from 22NW, commensurate with 22NW’s shareholding. • The best way to maintain DIRTT’s Momentum is to vote the BLUE proxy and support all of DIRTT’s director nominees. ü The Company’s Board has an average tenure of only three years ü Continuity and historical knowledge provided by Todd and Denise is critical to the path forward û The Activist’s nominees are inexperienced and unqualified, and have no articulated plan for the Company -6-

DIRTT Has Been Open and Willing to Work with 22NW • From March 2020 to November 2021, there were at least 20 meetings between 22NW and DIRTT’s management and/or Board. • On November 5 and 12, 2021, the Board informed 22NW’s founder, Mr. English, that his candidacy would be considered in February 2022, as part of its normal course of review and director selection process, consistent with its approach to all shareholders interested in board service. Ø Mr. English was not willing to participate in the Board’s regular and ongoing refreshment process and demanded a Board seat immediately with no conditions. Had Mr. English been willing to engage in a normal course nomination process there would have been no proxy fight. • Following the requisition, DIRTT’s Board proactively offered to negotiate with 22NW, reaching out on December 10, 2021, January 4, 2022, and January 7, 2022, including dates and times to meet. Ø 22NW refused each of these offers. • Based on the feedback received from large shareholders, including some Mr. English previously represented as supportive of the 22NW slate, and a desire to resolve this proxy fight efficiently in the interests of all shareholders, the Board is prepared to consider increasing its size to eight members and to include Mr. English and another nominee from 22NW, commensurate with 22NW’s shareholding. • The Board has repeatedly tried to work with 22NW privately, to no avail, and was left with no choice but to announce this proposed compromise publicly. -7-

The Pandemic’s Unpredictable Negative Impact on DIRTT • DIRTT’s business was particularly hard-hit by the COVID-19 pandemic, with the initial reaction in March 2020 and every new wave of infection causing uncertainty among clients and hindering the economic recovery. The status quo, supported by 22NW, was ill-equipped to deal with those challenges. • Our business was impacted like few others. Workers were sent home. Our customer spaces were either completely vacant due to mandated quarantines, or in other cases, overrun with capacity issues that made renovation completely impractical and imprudent. • The Company’s main client verticals – healthcare, office and education – were impacted negatively. • Interior construction projects were delayed, supply chains and ports were jammed, and labor shortages were constant. • As face-to-face interactions were halted and discouraged, the role and acceptance of the virtual office, online learning and telehealth have grown to become much more prominent. • In addition, DIRTT suffered from various job site delays at major client projects, which pushed back deliveries and have resulted in delayed revenue realization. • At the same time, raw material and transportation costs have spiked. • As a result of this upheaval, it has not been possible to realize the full benefits of our manufacturing improvements and our commercial initiatives in our original timeframe. -8-

How the Board Championed Change and Moved Into Action Appointment of New Board Chair • July 9, 2021: Todd Lillibridge appointed as Chair of the Board. • Todd’s track record as an entrepreneur, pioneer and CEO in the healthcare market – one of DIRTT’s largest growth areas – made him the ideal leader to oversee the Company. Shareholder Engagement • DIRTT consistently welcomes shareholder feedback and engagement. • Since taking over as Chair in July 2021, Todd Lillibridge has met with approximately 17 shareholders, some on multiple occasions, that hold over 80% of the Company’s shares (which includes 22NW) and collected their input. Deepened Collaboration with Management • From July, the Board worked closely with management to proactively respond to cash flow concerns and excess capacity, and redirect sales efforts based on a review of results and changing market. • Contrary to the view of the Board and feedback from other major shareholders wanting to see change, 22NW repeatedly encouraged management to stay the course and maintain the status quo. (It was during this time we learned that 22NW opposed DIRTT doing a financing such as the one in November but offered no alternative.) Establishment of Second Special Committee • While the Board was trying to move the Company forward, 22NW remained focused on staying the course and repeatedly encouraged management to the maintain status quo. • The Board responded by establishing a Special Committee in December to review executive performance and to embark on a bold change agenda that is contrary to 22NW’s stated preference. -9-

The Board’s Bold Change Agenda In a short amount of time, DIRTT has been By replacing the CEO with an Interim CEO (Todd Lillibridge), the able to pivot and strategically refocus thanks Board was able to restore management’s focus on DIRTT’s key to a winning combination of Todd’s strategic pillars of Manufacturing Excellence, Commercial leadership, Todd and Denise’s tenure and Execution and Production Innovation by: in-depth knowledge of the Company, and a refreshed and highly qualified Board. Actively identifying new market drivers, responding to evolving This resulted in immediate and early wins: customer needs and pursuing opportunities to be a stronger partner to the design and build ecosystem. • 14% reduction in fixed operating Evolving the Company and its value from being a market expenses; disruptor to an enabler, with an emphasis on elevating clients • 18% reduction in salaried workforce; and the outcomes they can achieve with DIRTT’s construction system. • Revised pricing strategy; • Reconfigured and rationalized Launching a rebrand (formal launch in late Q2 2022), which will manufacturing footprint; and be supported by a new go-to-market strategy, new sales tools, a comprehensive digital experience, and national and • Strengthened relationships with regional campaign efforts. partners. The Board fought for these changes in response to shareholder expectations and against 22NW, who repeatedly pushed management to maintain the status quo. -10-

Meaningful Change That is Working

DIRTT

Manufacturing Excellence

- Expanding aluminum manufacturing at the Calgary and Savannah facilities, while closing manufacturing at the Phoenix facility – a move that is expected to create annualized cost savings of approximately $2.4 million. This is part of DIRTT's new Master Facility Plan, which is designed to deliver robust North American manufacturing capabilities in the East and West, with the goal of reducing shipping times and costs,
- Expanding capabilities at the Rock Hill panel plant to add Thermofoil panel, which will reduce shipping time and cost for Thermofoil panels to customers located in the East and Midwestern Regions of the United States. In aggregate, the Company believes these changes equip DIRTT to produce up to $500 million in product revenue annually from the reduced, more resilient manufacturing footprint.

Commercial Execution

- Established the DIRTT Partnership Advisory Council to provide greater link between the Company and its clients and partners. The Council offers advice on matters such as sales and marketing effectiveness, product issues and new market needs, market conditions, competitive landscape, marketing and other support. Feedback has been strong, including from 22NW.
- Launching aggressive new pricing strategies on its lines of glass wall products, with a view to capture greater market share in this category, while offering an important entry point to explore the Company's broader solutions. Similarly, looking to capitalize on the growing healthcare sector and launching an aggressive pricing program for applied headwalls as a compelling standalone product.

Product Innovation

- Introduced a new product development filter to focus the number of new designs, allowing for greater emphasis on core, higher-margin products, while providing clients greater certainty in costs, schedule and outcomes.
- Also making new investments in its proprietary ICE software to include more core products and improve ease of use.

-11-

Positive Change Continues And this is only the beginning. With our November financing – which provided balance sheet stability – we believe our cost reduction activities and focused commercial improvements provide us more than two years of runway and we expect to be Adjusted EBITDA positive in 2023 and beyond. We will continue to sharpen our sales focus on high-margin products, streamline how we go to market, and complete the rebranding and repositioning of the Company. -12-

No Articulated Plan and an Underqualified, Nearly All-Male Team Despite having no articulated plan, the Activist has assembled an underqualified slate of directors to replace the entire Board. -13-

Critique of the Activist’s “Transition Plan” A Plan to Create a Plan is NOT a Plan × 22NW has not presented DIRTT shareholders with a detailed business plan, including strategic initiatives. × 22NW has not articulated a transition plan. × 22NW has not identified a new management team. 22NW’s Words are Hollow × A due diligence review is NOT A PLAN. × Retaining key talent in the C-suite is NOT A PLAN. × Creating a pipeline of CEO candidates is NOT A PLAN. × Striking a committee of former DIRTT Board members is NOT A PLAN. × Aspiring to enhance the Company’s disclosures is NOT A PLAN. Supporting 22NW’s quest to replace the entire DIRTT Board could be reckless and destroy shareholder value. -14-

DIRTT is Already Pursuing Several of 22NW’s Suggested Changes 22NW appears to be supportive of the change that is already well underway at DIRTT: 22NW says the healthcare vertical is important. DIRTT already has one of healthcare real estate’s most experienced and respected executives as its Board Chair and interim President and CEO. 22NW says partner relationships are important to DIRTT. DIRTT has already established the Partner Advisory Counsel to provide a greater link between the Company and its clients and partners – an initiative 22NW publicly applauded. 22NW has a goal of achieving at least 30% female representation after 12 months. DIRTT is already a corporate governance leader, with a Board that is both gender and racially diverse. Female directors lead each of DIRTT’s committees and DIRTT’s nominees are 43% female. 22NW initially proposed an all-male slate and only recently, after nearly four months, added a female nominee. 22NW says ESG is important. DIRTT already manages the oversight of ESG initiatives on the Nominating and Governance Committee and published an annual sustainability report disclosing our approach to people, products and processes. The 2020 report has been nominated for best ESG reporting for a small cap company at the IR Magazine Canada awards in May 2022. Our 2021 ESG report will be released in June 2022. 22NW says shareholder engagement is paramount to DIRTT’s success. DIRTT always welcomes shareholder engagement and has met with approximately 20 major shareholders over the past 9 months, including 22NW, who together hold over 80% of our outstanding shares to seek their feedback. 22NW says education of potential customers is key. DIRTT is already strategically rebranding and evolving its value proposition to clarify and reinforce the value of the Company’s construction system. The formal rollout is planned for Q2 2022, and this evolution respects the fabric of DIRTT’s DNA while shifting the Company to be an enabler. -15-

Correcting 22NW's Inaccurate Claims DIRTT

22NW's approach of misleading shareholders has unnecessarily prolonged our ability to reach a fair resolution for all DIRTT shareholders.

DIRTT sets the record straight on 22NW's inaccurate and misleading statements.[1]

22NW's False Claim: *"The Board chose to deny DIRTT's largest shareholder modest representation."*

- FACT: Mr. English's request for a Board seat was not denied. He was told that his candidacy would be considered in February 2022, as part of the Board's normal course of review and director selection process, consistent with its approach to all shareholders interested in Board service. Mr. English was not willing to participate in the Board's regular and ongoing refreshment process and demanded a Board seat immediately with no conditions.

22NW's False Claim: *"We believe these [proxy] costs could have been limited or avoided if the Board had been willing to constructively engage with 22NW with respect to its settlement offers."*

- FACT: DIRTT repeatedly offered to meet with 22NW, reaching out on December 10, 2021, January 4, 2022, and January 7, 2022, including dates and times to meet. <u>22NW refused every offer</u>. The Board remains open to constructively engaging with 22NW and all shareholders to efficiently end this distracting proxy fight, including expanding the Board to eight and adding Mr. English and another 22NW nominee.

Source: 22NW Investor Presentation dated March 29, 2022

-16-

Correcting 22NW’s Inaccurate Claims 22NW’s False Claim: “The Board allegedly fired Kevin O’Meara for performance related reasons, despite paying him a bonus of about 3.0x his base salary in 2021 just weeks before.” Ø FACT: This is incorrect as Mr. O’Meara was not awarded a “bonus.” The 2021 equity-based compensation earned by Mr. O’Meara, as per our contractual obligations, was surrendered to the Company upon termination. 22NW’s False Claim: “Incredibly, the Board did not hire a search firm until after Mr. O’Meara was terminated.” Ø FACT: The executive search firm signed an engagement letter with DIRTT on January 14, 2022, and communications began with them on January 4, 2022. This occurred before Mr. O’Meara’s termination on January 18, 2022. 22NW’s False Claim: “Since then we believe the Board has undertaken a series of strategic missteps, including […] value destroying capital raises.” Ø FACT: DIRTT has only completed one convertible financing since Mr. English first sought to be appointed to the Board. This comment implies that there have been multiple raises since August 2021, which is incorrect. Moreover, Mr. English had previously told DIRTT in July 2020 that 22NW “would be interested in a convert” financing. -17-

DIRTT is Committed to Board Refreshment What has been assembled in the last DIRTT recognizes the value of strategic and deliberate board refreshment 20 months cannot be easily replicated. balanced with historical continuity given the unique nature of DIRTT’s business. Most recently, this process has resulted in four new qualified and experienced This Board has the right mix of directors being appointed in the last 20 months, with a fifth nominee being put diversity, skills and expertise that has forth at the Meeting. been specifically and thoughtfully curated just for DIRTT. • 2015: Denise Karkkainen • 2017: Todd Lillibridge What DIRTT needs now, more than • 2020: Michael Ford and Shauna King ever, is stability, which DIRTT has in • 2021: Jim Lynch and Diana Rhoten its slate of strong, diverse nominees • 2022: Charlie Chiappone nominated for election with relevant skills, qualifications and experience who have been carefully This renewal process is supported by robust analysis of the functional, selected with reference to the experiential and personal attributes required to add value in the context of Company’s director skills matrix. DIRTT’s strategic priorities. More specifically, DIRTT’s nominees have the ideal mix of institutional In each instance, a highly respected New York-based search firm conducted an knowledge and fresh perspectives international search which provided the Nominating and Governance Committee collectively underpinned by experience with a breadth of highly qualified individuals from which to make a thoughtful and in construction, real estate, well-informed selection. manufacturing and innovation with strong financial and governance The Board remains open to considering qualified nominees. acumen. -18-

22NW has No Experience and No Plan. A Wholesale Board Change could Reverse Progress and Damage the Company

DIRTT

DIRTT'S BOARD

Director	Director Since	Financial Literacy	Enterprise Leadership	Human Resources	Governance	Capital Markets	Manufacturing	Construction	Technology	Innovation	Healthcare Facilities	Education Facilities	Commercial Real Estate	ESG/ Sustainability
Charlie Chiappone	N/A	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Michael Ford	2020	✓	✓	✓	✓	✓		✓	✓	✓			✓	✓
Denise Karkkainen	2015	✓	✓	✓	✓	✓		✓			✓	✓	✓	✓
Shauna King	2020	✓	✓	✓	✓	✓	✓		✓	✓		✓		✓
Todd Lillibridge	2017	✓	✓	✓	✓	✓		✓	✓	✓	✓	✓	✓	✓
Jim Lynch	2021	✓	✓	✓	✓		✓	✓	✓	✓			✓	✓
Diana Rhoten	2021	✓	✓	✓	✓	✓			✓	✓		✓	✓	✓

22NW'S NOMINEES

Director	Director Since	Financial Literacy	Enterprise Leadership	Human Resources	Governance	Capital Markets	Manufacturing	Construction	Technology	Innovation	Healthcare Facilities	Education Facilities	Commercial Real Estate	ESG/ Sustainability
Aron English	N/A		✗	✗	✗		✗	✗	✗	✗	✗	✗	✗	✗
Cory Mitchell	N/A		✗	✗	✗		✗	✗	✗	✗	✗	✗	✗	✗
Kenneth Sanders	N/A	✗			✗	✗	✗		✗	✗				✗
Douglas Edwards	N/A	✗			✗	✗	✗	✗	✗	✗	✗	✗		✗
Scott Robinson	N/A		✗	✗	✗		✗	✗	✗	✗	✗	✗		✗
Scott Ryan	N/A	✗		✗	✗	✗	✗		✗	✗	✗	✗		✗
Mary Garden	N/A							✗	✗	✗	✗	✗

The Incumbent Board is the Best Team to Effect Change DIRTT’s director nominees are industry leaders with complementary, multi-disciplinary expertise and unique industry-specific, world-class capabilities precisely selected to drive DIRTT forward and deliver shareholder value. -20-

The DIRTT Board is Best-Equipped to Lead the Company SHAUNA KING DIRTT’s Director Nominees: Corporate Director Highly Qualified Directors with Diverse and Director Since: 2020 Key Competencies: Finance, Strategy and Educational Real Relevant Skills to Drive DIRTT forward and Estate Deliver Shareholder Value TODD LILLIBRIDGE JAMES (JIM) A. LYNCH Chair and Interim President and Chief Executive Officer of DIRTT Senior Vice President and General Manager, Autodesk Director Since: 2017 Construction Solutions Key Competencies: Public Board and Leadership Experience, Director Since: 2021 Strategy, Real Estate, Health Care, and Finance Key Competencies: Construction, Innovation and Key Industry Relationships MICHAEL T. FORD DIANA R. RHOTEN Interim Lead Director of DIRTT Independent Consultant, Former Managing Director at IDEO Corporate Vice President, Global Real Estate and Security, Director Since: 2021 Microsoft Corporation Key Competencies: ESG, Design and Innovation, and Change Director Since: 2020 Management Key Competencies: Real Estate, Technology & Risk Management DENISE E. KARKKAINEN CHARLIE CHIAPPONE Corporate Director Recently Retired Senior Vice President, Ceiling and Wall Director Since: 2015 Solutions, Armstrong World Industries, Inc. Key Competencies: Commercial Real Estate, Leadership and Director Since: N/A Corporate Governance Expert Key Competencies: Construction, Innovation and Public Company Experience -21-

DIRTT’s Director Slate is Superior to 22NW’s Slate DIRTT’s Board 22NW’s Slate DIRECTOR NOMINEES WITH: DIRECTOR NOMINEES WITH: ü Extensive direct industry experience × Inadequate direct industry experience ü Deep expertise in real estate and innovation × Inadequate relevant work experiences ü Specific operational experience in health care, office and educational × Inadequate experience in real estate, interior construction and real estate, as well as construction software industry software ü Public company board experience × No experience as a Named Executive Officer of a public company ü Public company Named Executive Officer experience × Majority of nominees do not have public company board experience ü Strong diversity and female representation × Nearly all-male director slate ü Strong Corporate Governance Backgrounds as members of the LED BY 22NW’s ARON ENGLISH: National Association of Corporate Directors and Institute of Corporate × First-time emerging fund manager with no corporate or operational Directors experience in any industry ü Right balance of institutional knowledge and fresh perspectives on × No knowledge of DIRTT’s business, interior construction or software Board × Limited public company experience ü Committed to DIRTT’s success and increased share ownership -22-

Appendices • Appendix A - 22NW Expects DIRTT Shareholders to Pay for the Proxy Fight They Started • Appendix B - 22NW Pushed for a ‘Stay the Course’ Agenda, Misaligned with Other Shareholders • Appendix C - Background and Need for ASC Application -24-

Appendix A - 22NW Expects DIRTT Shareholders to PAY for the Proxy Contest THEY Started 22NW and Mr. English have already disclosed they will be claiming their costs associated with the proxy fight $ they started, a move that can hurt the Company’s finances and negatively impact your investment. -25-

Appendix B - 22NW Wanted to Maintain Status Quo and “Stay the Course” which was Misaligned with DIRTT’s Board and Many Other Major Shareholders 22NW’s commitment to a “stay the course” strategy illustrated by its communications with the Company, and a press release, including: June 17, Aug 12, Nov 5, A representative of 22NW stated in an email The same representative emailed the 2021 2021 2021 to the former CEO of the Company: Company stating: Another representative of 22NW stated in an “…we’re impressed with what we saw and “…our conviction in the DIRTT strategy, email of the Company heard. We’re excited to watch you continue to opportunity and leadership of this company; “The professionalism and urgency shows. The execute on the plan and see the dirtt value nothing has changes on our end, we remain Dirtt team is very atypical for small/micro cap proposition flow through the financials. supportive and collaborative as the company land, and I know all of us over here Looking forward to staying in touch and being executes on the plan despite a less than appreciative of the team’s efforts.” collaborative, supportive shareholders.” favorable environment.” Sept 10, Mar 4, 2021 2022 Mr. English expressed the view that he was a big 22NW issued a press release in which it supporter of management, including the continued to express strong support for the Company’s former CEO, on the direction of the Company’s former CEO. Company’s business. -26-

Appendix C - Background, Evidence and Need for ASC Application • Our due diligence with respect to Mr. English’s bid to join DIRTT’s Board uncovered what were thought to be multiple regulatory breaches and the Board believed it had an obligation to report them to the ASC to take action in exercising our fiduciary duties. • While we respectfully disagree with the ASC’s decision and the characterization of DIRTT’s application, we are fully confident that the application was necessary and in shareholders’ best interest and the Board had no choice but to bring these forward. • As a Board, we believe we were obligated to act. Doing nothing was not an option. The Board, based on advice, felt bound to act on the information uncovered to protect minority shareholders. So far, we have chosen not to appeal the decision as it would likely not achieve a timely result and simply lead to more delays and expenses stemming from the unfortunate actions of 22NW. Summary of ASC decision: The ASC concluded that the respondents in such proceedings were not acting jointly or in concert and declined to grant any of the relief sought by the Company. The ASC found 22NW’s 29-day late filing of an alternative monthly report to be an ordinary course compliance issue under the alternative monthly reporting regime designed to protect minority shareholders, but the ASC declined to determine whether 22NW had also made an incorrect alternative monthly report. The ASC held that no remedy against 22NW was warranted since the disclosure 22NW was otherwise required to make under the applicable securities laws had subsequently been made. The ASC observed that the delinquent or inaccurate filings were not properly the subject of enforcement orders under its public interest jurisdiction. In making its ruling, the ASC Panel noted orally that it believed the application by the Company was ill-conceived and an imprudent use of DIRTT’s resources. The Company respectfully disagrees with the ASC’s decision not to impose consequences on 22NW for late filings and strongly disagrees about the characterization of DIRTT’s application. -27-

Appendix C - Background, Evidence and Need for ASC Application • We had a multitude of evidence in making this application: • 22NW and 726 had an extraordinary number of joint interactions with DIRTT’s management in 2020 and 2021. • August 12, 2021 - 22NW and 726 both purchased DIRTT common shares from T. Rowe Price equal to at least 5.0% of the then issued and outstanding shares. Counted together with other shares acquired by Mr. English on the same day, these two groups acquired 5.17% of the issued and outstanding shares on that day. Mr. English described to others at 22NW that they purchased the week after this purchase. shares “with Fortress” (not disputed to be a reference to 726) • Discussions on how they could block potential bidders. Mr. English, in responding to an inquiry regarding his views on the Company putting its expired shareholder rights plan back in place, stated that he did not believe a shareholder rights plan was necessary because 22NW and 726 could block any hostile activity given their combined ownership position. • Interference and communication that appeared coordinated on the November financing within minutes of management’s approval of the Bought Deal on November 8, 2021, and before it was public. Within minutes of management’s approval of the Bought Deal on November 8, 2021, and before it was public, DIRTT received communications from each of Mr. Noll, Mr. English and Mr. Broderick urgently opposing financings. • Incorrect disclosures of their holdings. -28-